Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

MGM Resorts International (the “Company,” “we,” “us” or “our”) had one class of common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”), each of which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Authorized Common Stock

Our Certificate of Incorporation currently authorizes our Board of Directors to issue 1,000,000,000 shares of common stock, par value $0.01 per share.

Dividend Rights

The DGCL and our Bylaws do not require our Board of Directors to declare dividends on our common stock. The declaration of any dividend on our common stock is a matter to be acted upon by our Board of Directors in its sole discretion when it deems expedient. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on net profits arising from the business of the Company.

The DGCL restricts the power of our Board of Directors to declare and pay dividends on our common stock. The amounts which may be declared and paid by our Board of Directors as dividends on our common stock are subject to the amount legally available for the payment of dividends on our common stock by us under the DGCL. In particular, under the DGCL, we can only pay dividends to the extent that we have surplus—the extent by which the fair market value of our net assets exceeds the amount of our capital—or to the extent of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Voting Rights

Our Bylaws provide that each stockholder shall be entitled to one vote for each such share of stock registered in his name on the books of the Company on the record date set by the Board of Directors. Holders of our common stock do not possess cumulative voting rights. At all meetings of stockholders, all questions, except the question of an amendment of the Bylaws, the election of directors, and all such other questions, the manner of deciding of which is specially regulated by applicable law or regulation, are determined by a majority vote of the stockholders present in person or represented by proxy.

In uncontested elections of directors, those nominees receiving a “majority of the votes cast” will be elected to hold office until the next annual meeting. A majority of votes cast means that the number of votes properly cast “for” a nominee must exceed the number of votes properly cast “against” and/or “withheld” with respect to that nominee. Abstentions and broker non-votes do not count as votes “against” and have no effect with respect to the election of directors. In certain contested elections, the nominees who receive a plurality of votes properly cast. An election is contested if, as determined by our Board of Directors, the number of nominees exceeds the number of directors to be elected.

Listing

The common stock is traded on the New York Stock Exchange under the trading symbol “MGM.”

Certain Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

Amendments to Our Certificate of Incorporation

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;
•	increase or decrease the par value of the shares of such class; or
•	alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in our Board of Directors

Our Certificate of Incorporation and Bylaws provide that any vacancy occurring in our Board of Directors for any reason shall be filled by the stockholders or by the directors in office (although less than a quorum) or by a sole remaining Director.

Special Meetings of Stockholders

Under our Bylaws, special meetings of stockholders may be called at any time (a) by the chairman of the Board of Directors, (b) upon requisition in writing therefor, stating the purpose thereof, delivered to the chairman of the Board of Directors or the secretary and signed either by a majority of the directors or by the holders of at least 10% of the outstanding common stock of the Company, or (c) by the resolution of the Board of Directors. Our Bylaws further provide that the Board of Directors may postpone, reschedule, adjourn, recess or cancel any special meeting previously scheduled by the Board of Directors.

Under the DGCL and under our Bylaws, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business

Under our Bylaws, nominations for the election of directors may be made by or at the direction of the Board of Directors or by any stockholder who was a stockholder of record at the time the notice is delivered to the secretary, is entitled to vote for the election of directors, and who complies with the applicable notice and other requirements set forth in our Bylaws.

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If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our Board of Directors, our Bylaws contain certain procedures that must be followed for the advance timing required for delivery of stockholder notice of such nomination or other business and the information that such notice must contain.

Proxy Access Nominations

Under our Bylaws, we must include in our proxy statement for an annual meeting the name, together with certain other required information, of any person nominated for the election to the Board of Directors in compliance with specified provisions in our Bylaws by a single stockholder that satisfies (or by a group of no more than 20 stockholders that satisfy) various notice and other requirements specified in our Bylaws. Among other requirements in our Bylaws, such stockholder or group of stockholders would need to provide evidence verifying that the stockholder or group owns, and has owned continuously for the preceding three years, at least 3% of the issued and outstanding voting shares of the Company. Our Bylaws contain limitations on the maximum number of nominees submitted by stockholders that we would be required to include in our proxy statement for an annual meeting. Any stockholder nominee included in our proxy statement for a particular annual meeting but either withdraws from or becomes ineligible or unavailable for election at the annual meeting, or does not receive at least 25% of the votes cast “for” such nominee’s election, will be ineligible to be a stockholder nominee for the next 2 annual meetings.

Stockholder or Board of Director Action by Written Consent without a Meeting

Our Bylaws provide that any action that is required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting by written consent of stockholders in accordance with the DGCL. Our Bylaws also provide that any action that is required or permitted to be taken at any annual or special meeting of the Board of Directors may be taken without a meeting in accordance with the DGCL.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years following the time that such person became an interested stockholder, unless:

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the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board of Directors prior to the time the interested stockholder obtained such status;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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at or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to an “interested stockholder.” In general, an “interested stockholder” is a person who owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of the corporation’s voting stock.

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However, the restrictions contained in Section 203 will not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we had a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

According to our Certificate of Incorporation, tender offers for the purchase of equity securities of the Company will not be subject to the provisions of Section 203 of the DGCL.

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